Exhibit 4.43

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Toll Brothers, Inc. has two class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) our common stock and (b) our guarantee of the 5.625% Senior Notes due 2024 (the “Senior Notes”) issued by Toll Brothers Finance Corp. (“Toll Brothers Finance”), a wholly owned subsidiary of Toll Brothers, Inc.

In this Exhibit 4.43, when we refer to “Toll Brothers Inc.,” the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Toll Brothers, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries; all references to “common stock” refer only to common stock issued by us and not to any common stock issued by any subsidiary.

DESCRIPTION OF COMMON STOCK

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our restated certificate of incorporation, as amended, and by-laws, as amended, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.43 is a part. We encourage you to read our restated certificate of incorporation, as amended and by-laws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) for additional information.

As of October 31, 2019, our authorized capital stock consisted of 400,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share.

Common Stock

Subject to the rights and preferences of any holders of our preferred stock, of which there were none as of October 31, 2019, the holders of our common stock are entitled to one vote per share on all matters that require a vote of the common stockholders. In addition, the holders of our common stock are entitled to receive such dividends as legally may be declared by the Board of Directors and to receive pro rata our net assets available for distribution to such holders upon liquidation. There are no cumulative voting, preemptive, conversion or redemption rights applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable.

On March 17, 2010, the Board of Directors of the Company adopted a Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”). The Certificate of Amendment includes an amendment approved by the Company’s stockholders at the 2010 Annual Meeting which restricts certain transfers of the Company’s common stock in order to preserve the tax treatment of the Company’s net operating and unrealized tax losses. The Certificate of Amendment’s transfer restrictions generally restrict any direct or indirect transfer of the Company’s common stock if the effect would be to increase the direct or indirect ownership of any Person (as defined in the Certificate of Amendment) from less than 4.95% to 4.95% or more of the Company’s common stock, or increase the ownership percentage of a Person owning or deemed to own 4.95% or more of the Company’s common stock. Any direct or indirect transfer attempted in violation of this restriction would be void as of the date of the prohibited transfer as to the purported transferee.

Except as otherwise specifically provided by law or as set forth in “Anti-Takeover Effects of our Certificate of Incorporation, our Bylaws and Delaware Law-Board of Directors and Restrictions On Removal” below, all matters coming before a meeting of stockholders are determined by a majority of the votes cast affirmatively or negatively.

Our common stock is traded on the New York Stock Exchange under the symbol “TOL.”

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Effects of our Certificate of Incorporation, our Bylaws, our Rights Plan and Delaware Law

Blank Check Preferred Stock. Our Certificate of Incorporation provides for 15,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the best interests of the Company, the Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the Certificate of Incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock, may make it more difficult to change the composition of our Board of Directors and may discourage or make difficult any attempt by a person or group to obtain control of us.

Board of Directors and Restrictions On Removal. Our Certificate of Incorporation provides for the annual election of the entire Board of Directors each year.

Our bylaws provide that any election of directors that is not a contested election will be determined by a majority of the votes cast. For the purposes of the applicable section of our bylaws, a “majority of the votes cast” means that the number of votes cast “for” a nominee or matter must exceed the number of votes cast “against” that nominee or matter (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that nominee or matter). Any contested election of directors will be determined by a plurality of the votes cast. An election will be deemed contested if the secretary of Toll Brothers, Inc. receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the notice requirements set forth in our bylaws and such nomination has not been withdrawn on or prior to the tenth day before we first mail our notice of meeting for such meeting to the stockholders. Any incumbent director who fails to receive a majority of the votes cast in an election that is not a contested election will offer to resign from the Board of Directors promptly after certification by Toll Brothers, Inc. of the election results. A nominating and corporate governance committee established in accordance with our bylaws shall consider the resignation offer and make a recommendation to the Board of Directors as to whether to either (i) accept the offer of resignation or (ii) reject the offer and seek to address the underlying cause or causes of the “against” votes. The Board of Directors will take formal action on the nominating and corporate governance committee’s recommendation within 90 days from the date of the certification of the election results and cause its decision and the rationale behind its decision to be promptly publicly disclosed by Toll Brothers, Inc. Any director who offers to resign as a result of a failure to receive the majority vote required for re-election will not participate in the nominating and corporate governance committee’s or the Board of Director’s deliberations or vote on whether to accept his or her resignation offer. All elections of directors will be by written ballot unless otherwise provided in our Certificate of Incorporation.

Our Certificate of Incorporation also provides that:

•	any vacancy on the Board of Directors or any newly created directorship will be filled by the remaining directors then in office, though they may constitute less than a quorum; and

•	advance notice of stockholder nominations for the elections of directors must be given in the manner provided by our bylaws.

Our Certificate of Incorporation provides that any director may be removed from office, with or without cause, by the affirmative vote of the holders of 66 2/3% of the combined voting power of our then outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class.

Our Certificate of Incorporation requires a 66⅔% stockholder vote necessary to alter, amend or repeal certain provisions of our Certificate of Incorporation (including with respect to certain matters related to our Board of Directors) and all other provisions of our bylaws adopted by the Board of Directors. These provisions may make it more difficult to change the composition of our Board of Directors and may discourage or make difficult any attempt by a person or group to obtain control of us.

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The application of Section 203 of the Delaware General Corporation Law may discourage or make difficult any attempt by a person or group to obtain control of us.

Section 203 of the Delaware General Corporation Law defines the term “business combination” to include: (a) any merger or consolidation involving the corporation or any of its direct or indirect majority-owned subsidiaries and the interested stockholder or another entity if the merger or consolidation is caused by the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge or transfer of 10% or more of either the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation or any of its direct or indirect majority-owned subsidiaries involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any of its direct or indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (d) subject to certain exceptions, any transaction involving the corporation or any of its direct or indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority-owned subsidiaries. In general, Section 203 defines an “interested stockholder” as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF THE SENIOR NOTES

The Senior Notes were issued by Toll Brothers Finance under an indenture (the “Base Indenture”), dated as of February 7, 2012, among Toll Brothers Finance, as issuer, the guarantors named therein, including Toll Brothers, Inc. (collectively, the “Guarantors”), and The Bank of New York Mellon as trustee (the “Trustee”), as amended and supplemented by the resolutions dated on or about November 21, 2013 authorizing the Senior Notes (the “Resolutions” and, together with the Base Indenture, the “Indenture”). Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture.

The statements under this caption relating to the Senior Notes and the Indenture are brief summaries only, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the Form of Global Notes for the Senior Notes, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.43 is a part. We encourage you to read the Indenture and the Form of Global Notes for the Senior Notes for more information.

General

As of October 31, 2019, $250 million aggregate principal amount of Senior Notes were outstanding. The Senior Notes will mature on January 15, 2024. Interest on the Senior Notes accrues at a rate of 5.625% per annum, is computed on the basis of a 360-day year of twelve 30-day months and is payable semi-annually in arrears on each January 15 and July 15 (each an “Interest Payment Date”). Interest accrues from the date it was most recently paid or duly provided for. Toll Brothers Finance will pay interest to the persons in whose names the Senior Notes are registered at the close of business on January 1 or July 1, as the case may be, before any Interest Payment Date. If any Interest Payment Date or maturity date of any of the Senior Notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at such place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or maturity date, as the case may be.

The Senior Notes are not entitled to the benefit of any sinking fund provisions.

Toll Brothers Finance expect that payments of principal, premium, if any, and interest to owners of beneficial interests in global notes in respect of the 2024 notes will be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time. DTC will act as the depositary for such global notes.

The Senior Notes were issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will initially be represented by one or more global notes in book-entry form.

The principal of, premium, if any, and interest on the Senior Notes is payable, and, subject to certain restrictions on transfer, the Senior Notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by Toll Brothers Finance for that purpose; provided that payments of interest may be made at Toll Brothers Finance’s option by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by Toll Brothers Finance for the foregoing purposes will be the corporate trust office of the Trustee. No service charge will be made for any registration of transfer or exchange of the Senior Notes, but Toll Brothers Finance may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Indenture does not limit the amount of indebtedness that Toll Brothers Finance, Toll Brothers, Inc. or any of Toll Brothers, Inc.’s subsidiaries may issue. The Indenture provides only limited protection against significant corporate events that could adversely affect investments in the Senior Notes.

The Senior Notes currently are traded on the New York Stock Exchange under the symbol “TOL/24”

Ranking

The Senior Notes are unsecured and unsubordinated obligations of Toll Brothers Finance. The Senior Notes rank equally and ratably with the other unsecured and unsubordinated indebtedness of Toll Brothers Finance.

Guarantees

Toll Brothers, Inc. conducts its operations through its subsidiaries and, therefore, it is primarily dependent on the earnings and cash flows of its subsidiaries to meet its debt service obligations. Any right Toll Brothers Finance, Toll Brothers, Inc. or Toll Brothers, Inc.’s creditors have to participate in the assets of any of Toll Brothers, Inc.’s subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the Senior Notes are structurally subordinated to the prior claims of creditors of Toll Brothers, Inc.’s subsidiaries other than Toll Brothers Finance. The Senior Notes do, however, have the benefit of the guarantees (each, a “Guarantee” and collectively, the “Guarantees”) from Toll Brothers, Inc. and all of Toll Brothers, Inc.’s subsidiaries that are guarantors under Toll Brother Finance’s revolving credit facility (each, a “Guarantor” and collectively, the “Guarantors”). The Senior Notes and the Guarantee of Toll Brothers, Inc. are structurally subordinated to the prior claims of creditors of non-guarantor subsidiaries of Toll Brothers, Inc., including trade creditors.

Payment of principal of, premium, if any, and interest on the Senior Notes is fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of the Guarantors. Each Guarantee is a full and unconditional unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all existing and future debt of the Guarantor that is pari passu with the Guarantee. Each Guarantee from a Guarantor is effectively subordinated to the secured debt of that Guarantor.

The Indenture provides that, in the event any Guarantee would constitute or result in a fraudulent conveyance in violation of applicable federal law or other similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to certain collections from or payments made by or on behalf of any other Guarantor, permissible under the applicable federal law or other similar law.

Toll Brothers, Inc.’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments, other than if and as expressly provided in the Guarantees. The payment of dividends and the making of loans and advances to Toll Brothers, Inc. by its subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

The Indenture provides that any subsidiary of Toll Brothers, Inc. that provides a guarantee of the Revolving Credit Facility will guarantee the Senior Notes. The Indenture further provides that any Guarantor other than Toll Brothers, Inc. may be released from its Guarantee so long as (1) no Default or Event of Default exists or would result from release of such Guarantee, (2) the Guarantor being released has Consolidated Net Worth of less than 5% of Toll Brothers, Inc.’s Consolidated Net Worth as of the end of the most recent fiscal quarter, (3) the Guarantors released from their Guarantees in any year end period comprise in the aggregate less than 10% (or 15% if and to the extent necessary to permit the cure of a Default) of Toll Brothers, Inc.’s Consolidated Net Worth as of the end of the most recent fiscal quarter, (4) such release would not have a material adverse effect on the homebuilding business of Toll Brothers, Inc. and its subsidiaries and (5) the Guarantor is released from its guaranty(ees) under the Revolving Credit Facility. If there are no guarantors under the Revolving Credit Facility, Guarantors under the Indenture, other than Toll Brothers, Inc., will be released from their Guarantees.

Further Issuances

Toll Brothers Finance may, from time to time, without the consent of the holders of the Senior Notes, create and issue additional Senior Notes (“Additional Notes”) having the same terms as the Senior Notes, except for the issue date, issue price and, in some cases, the first interest payment date for such Additional Notes. Toll Brothers Finance will not, however, issue such Additional Notes unless they are fungible for U.S. federal income tax purposes with the Senior Notes. Any Additional Notes will constitute part of the same series as the Senior Notes.

Optional Redemption

Prior to October 15, 2023 Toll Brothers Finance may, at its option, redeem the Senior Notes in whole at any time, or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

    •     100% of the principal amount of the Senior Notes being redeemed, and

    •     the present value of the Remaining Scheduled Payments on the Senior Notes being redeemed on the redemption date, discounted to the date of redemption, on a semi-annual basis, at the Treasury Rate plus 50 basis points.

Toll Brothers Finance will also pay accrued and unpaid interest on the Senior Notes to the date of redemption. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

On and after October 15, 2023, Toll Brothers Finance may, at its option, redeem the Senior Notes in whole at any time, or in part from time to time, at a redemption price equal to 100% of the principal amount of the Senior Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to the redemption date.

If money sufficient to pay the redemption price of and accrued and unpaid interest on the Senior Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Senior Notes (or such portions thereof) called for redemption and such Senior Notes will cease to be outstanding.

In determining whether to redeem the Senior Notes, Toll Brothers Finance will generally consider one or more of the following factors:

    •         prevailing interest rates;

    •         available cash; and

    •         other business considerations.

“Comparable Treasury Issue” means, with respect to the Senior Notes, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBS Securities Inc. and SunTrust Robinson Humphrey, Inc. (or their respective successors or affiliates which are Primary Treasury Dealers), and any successor; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Toll Brothers Finance will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Senior Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Senior Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

Restrictions on Secured Debt. The Indenture provides that Toll Brothers Finance and Toll Brothers, Inc. will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Senior Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt that is secured by:

(1) Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;

(2) Security Interests in property at the time of its acquisition by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or consolidated with Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the property of Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary prior to such transaction);

(3) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary;

(4) Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item; and

(5) Security Interests securing Indebtedness of a Restricted Subsidiary owing to Toll Brothers Finance, Toll Brothers, Inc. or to another Restricted Subsidiary that is wholly-owned (directly or indirectly) by Toll Brothers, Inc. or Security Interests securing Toll Brothers Finance Indebtedness owing to a Guarantor.

Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.

In addition, Toll Brothers Finance and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Senior Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) above and any Secured Debt in relation to which the Senior Notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Lease-back Transactions (as defined below) (excluding Attributable Debt in respect of Sale and Lease-back Transactions as to which the provisions of clauses (1) through (3) described under “Restrictions on Sale and Lease-back Transactions” have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Indebtedness by virtue of the definition of Secured Debt, and will not restrict or limit Toll Brothers Finance’s or any Guarantors’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or the ability of any subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Restrictions on Sale and Lease-Back Transactions. The Indenture provides that Toll Brothers Finance and Toll Brothers, Inc. will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-back Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Lease-back Transaction;

(2) fair value is received by Toll Brothers Finance, Toll Brothers, Inc. or the relevant Restricted Subsidiary for the property sold (as determined in good faith by Toll Brothers, Inc. communicated in writing to the Trustee); and

(3) Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary, within 365 days after the completion of the Sale and Lease-back Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds of such Sale and Lease-back Transaction:

    •    to the redemption, repayment or retirement of (a) senior notes of any series under the Existing Indentures (including the cancellation by the Trustee of any senior notes of any series delivered by Toll Brothers Finance to the Trustee), (b) Indebtedness of ours that ranks equally with the Senior Notes, or (c) Indebtedness of any Guarantor that ranks equally with the Guarantee of such Guarantor, and/or

    •    to the purchase by Toll Brothers Finance, Toll Brothers, Inc. or any Restricted Subsidiary of property used in their respective trade or businesses.

This provision will not apply to a Sale and Lease-back Transaction that relates to a sale of a property that occurs within 180 days from the latest of (x) the date of acquisition of the property by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary, (y) the date of the completion of construction of that property or (z) the date of commencement of full operations on that property. In addition, Toll Brothers Finance and the Guarantors may, without complying with the above restrictions, enter into a Sale and Lease-back Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) described in “Restrictions on Secured Debt” above and any Secured Debt in relation to which the Senior Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Lease-back Transactions (excluding Attributable Debt in respect of Sale and Lease-back Transactions as to which the provisions of clauses (1) through (3) above have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Toll Brothers Finance has exercised its right to redeem the Senior Notes as described above, Toll Brothers Finance will make an offer to each holder of Senior Notes to repurchase all or any part (in amounts of $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s Senior Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus any accrued and unpaid interest on the Senior Notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at Toll Brothers Finance’s option, prior to any change of control, but after the public announcement of the change of control, Toll Brothers Finance will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Senior Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. Toll Brothers Finance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Senior Notes, Toll Brothers Finance will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the Senior Notes by virtue of such conflict.

On the change of control repurchase event payment date, Toll Brothers Finance will, to the extent lawful:

1. accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to its offer;

2. deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Senior Notes or portions of Senior Notes properly tendered; and

3. deliver or cause to be delivered to the Trustee the Senior Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Senior Notes being purchased by us.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the purchase price for the Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of any Senior Notes surrendered; provided that each new Senior Note will be in a principal amount of $2,000 or an integral multiple of $1,000.

Toll Brothers Finance will not be required to make an offer to repurchase the Senior Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Toll Brothers Finance and such third party purchases all Senior Notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the Senior Notes are rated below investment grade (defined below) by all three rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration for possible downgrade by any of the rating agencies); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at Toll Brothers Finance’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of Toll Brothers, Inc.’s voting stock (defined below), measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Toll Brothers Inc. becomes a wholly owned subsidiary of a holding company and (2) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Toll Brothers Finance’s voting stock immediately prior to that transaction.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “Fitch” means Fitch Ratings.

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service, Inc.

The term “rating agency” means (1) each of Moody’s, Fitch and S&P; and (2) if any of Moody’s, Fitch or S&P ceases to rate the Senior Notes or fails to make a rating of the Senior Notes publicly available (for reasons outside of Toll Brothers Finance’s control), a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Toll Brothers Finance (as certified by a resolution of its board of directors) as a replacement agency for Moody’s, Fitch or S&P, or all three, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Definitions

“Attributable Debt” means, with respect to a Sale and Lease-back Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding senior notes of all series issued by Toll Brothers Finance, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Revolving Credit Facility” means the Credit Agreement by and among First Huntingdon Finance Corp., Toll Brothers, Inc. and the Lenders named therein dated August 1, 2013, and any related documents (including, without limitation, any guarantees or security documents), as such agreements (and such related documents) may be amended, restated, supplemented, renewed, replaced by the existing lenders or by successors or otherwise modified from time to time, including any agreement(s) extending the maturity of or refinancing or refunding all or any portion of the indebtedness or increasing the amount to be borrowed under such agreement(s) or any successor agreement(s), whether or not by or among the same parties.

“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of Toll Brothers Finance and the Guarantors under accounting principles generally accepted in the United States (less applicable reserves and other properly deductible items) after deducting therefrom:

(1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;

(2) investments in subsidiaries that are not Restricted Subsidiaries; and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other tangible assets.

“Consolidated Net Worth” of any person means the consolidated stockholders’ equity of the person determined in accordance with accounting principles generally accepted in the United States.

“Existing Indentures” means (1) the Indenture dated as of November 22, 2002, among the Issuer, the guarantors named therein and The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, National Association), as trustee, as amended and supplemented by the First Supplemental Indenture through the Twenty-Second Supplemental Indenture and as may be further amended and supplemented, (2) the Indenture dated as of April 20, 2009, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as trustee, as amended and supplemented by the First Supplemental Indenture through the Fourth Supplemental Indenture, the resolutions dated as of April 20, 2009 authorizing the 8.910% Senior Notes due 2017 and the resolutions dated as of September 22, 2009 authorizing the 6.750% Senior Notes due 2019, and as may be further amended and supplemented, (3) the Indenture dated as of February 7, 2012, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as trustee, as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture and the resolutions dated as of January 31, 2012 authorizing the 5.875% Senior Notes due 2022 and the resolutions dated as of April 3, 2013 and May 8, 2013 authorizing the 4.375% Senior Notes due 2023, and as may be further amended and supplemented and (4) the Indenture dated as of September 11, 2012, among the Issuer, the guarantors named therein and The Bank of New York Mellon, as trustee, pursuant to which the 0.5% Exchangeable Senior Notes due 2032 were issued, as amended and supplemented by the First Supplemental Indenture, and as may be further amended and supplemented.

“Indebtedness” means (1) any liability of any person (A) for borrowed money, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), (C) for the payment of money relating to a Capitalized Lease Obligation or (D) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (2) any liability of others described in the preceding clause (1) that such person has guaranteed or that is otherwise its legal liability; (3) all Indebtedness referred to in (but not excluded from) clauses (1) and (2) above of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness; and (4) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1), (2) and (3) above.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of Toll Brothers, Inc., Toll Brothers Finance or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.

“Redeemable Capital Stock” means any capital stock of Toll Brothers Finance, Toll Brothers, Inc. or any subsidiary of Toll Brothers, Inc. that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (1) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the Senior Notes or (2) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (3) is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

“Restricted Subsidiary” means any Guarantor other than Toll Brothers, Inc.

“Sale and Lease-back Transaction” means a sale or transfer made by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary (except a sale or transfer made to Toll Brothers Finance, Toll Brothers, Inc. or another Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary for more than a three-year term.

“Secured Debt” means any Indebtedness which is secured by (1) a Security Interest in any of the property of Toll Brothers Finance, Toll Brothers, Inc. or any Restricted Subsidiary or (2) a Security Interest in shares of stock owned directly or indirectly by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary in a corporation or in equity interests owned by Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in Toll Brothers, Inc.’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which Toll Brothers Finance, Toll Brothers, Inc. or a Restricted Subsidiary has an equity interest; provided that “Secured Debt” shall not include Non-Recourse Indebtedness, as such categories of assets are determined in accordance with accounting principles generally accepted in the United States. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.

“Security Interests” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.

“Significant Subsidiary” means any Subsidiary (1) whose revenues exceed 10% of Toll Brothers, Inc.’s total revenues, in each case for the most recent fiscal year, or (2) whose net worth exceeds 10% of Toll Brothers, Inc.’s total stockholders’ equity, in each case as of the end of the most recent fiscal year.

“Subsidiary” means any person of which Toll Brothers, Inc., at the time of determination by Toll Brothers, Inc., directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

“Voting Stock” means any class or classes of capital stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

Consolidation, Merger and Sale of Assets

Neither Toll Brothers Finance nor any of the Guarantors will consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of its assets to another person unless:

(1) such person is a corporation, in the case of Toll Brothers Finance or Toll Brothers, Inc., or any other legal entity in the case of any other Guarantor, organized under the laws of the United States of America or any state thereof;

(2) such person assumes by supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of Toll Brothers Finance or such Guarantor, as the case may be, relating to the Senior Notes or, the Guarantee, as the case may be, and the Indenture; and

(3) immediately after the transaction no Default or Event of Default exists; provided that this clause (3) will not restrict or be applicable to a consolidation, merger, sale, assignment, transfer or lease of a Guarantor with or into Toll Brothers Finance, Toll Brothers, Inc. or another Subsidiary that is, or concurrently with the completion of such consolidation, merger, sale, assignment, transfer, or lease becomes, a Guarantor.

Upon any such consolidation, merger, sale, assignment or transfer (including any merger, sale, assignment, transfer or consolidation described in the proviso at the end of the immediately preceding clause), the successor corporation or legal entity, as applicable, will be substituted for Toll Brothers Finance or such Guarantor, as applicable, under the Indenture. The successor may then exercise every power and right of Toll Brothers Finance or such Guarantor, as applicable, under the Indenture, and Toll Brothers Finance or such Guarantor, as applicable, will be released from all of its respective liabilities and obligations in respect of the Senior Notes or the Guarantee, as applicable, and the Indenture. If Toll Brothers Finance or any Guarantor leases all or substantially all of its assets, the lessee will be the successor to Toll Brothers Finance or such Guarantor, as applicable, and may exercise every power and right of Toll Brothers Finance or such Guarantor, as the case may be, under the Indenture, but Toll Brothers Finance or such Guarantor, as the case may be, will not be released from its respective obligations to pay the principal of and premium, if any, and interest, if any, on the Senior Notes.

Events of Default

Each of the following is an Event of Default with respect to the Senior Notes under the Indenture:

(1) the failure by Toll Brothers Finance or a Guarantor to pay interest on the Senior Notes when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by Toll Brothers Finance or a Guarantor to pay the principal of the Senior Notes when the same becomes due and payable at maturity, upon acceleration or otherwise, or the failure to redeem any of the Senior Notes if and when required pursuant to any Special Mandatory Redemption;

(3) the failure by Toll Brothers Finance, Toll Brothers, Inc. or any Guarantor which is a Significant Subsidiary to comply with any of its agreements or covenants in, or provisions of, the Senior Notes, the Guarantees (as they relate to the Senior Notes) or the Indenture (as they relate to the Senior Notes), other than a failure specifically dealt with elsewhere in the Indenture, and such failure shall not have been remedied within 60 days after receipt of written notice of such failure by Toll Brothers Finance and Toll Brothers, Inc. from the Trustee or by Toll Brothers Finance, Toll Brothers, Inc. and the Trustee from the holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes;

(4) any default under an instrument evidencing or securing any of Toll Brothers Finance’s Indebtedness or the Indebtedness of any Guarantor (other than Non-Recourse Indebtedness) aggregating $10,000,000 or more in aggregate principal amount, resulting in the acceleration of such Indebtedness, or due to the failure to pay such Indebtedness at maturity upon acceleration or otherwise;

(5) any Guarantee with respect to the Senior Notes by Toll Brothers, Inc. or a Guarantor that is a Significant Subsidiary shall for any reason cease to be, or be asserted in writing by Toll Brothers, Inc. or such Guarantor or Toll Brothers Finance, as applicable, not to be, in full force and effect and enforceable in accordance with its terms (other than by reason of the termination of the Indenture or the release or discharge of any such Guarantee in accordance with the terms of the Indenture); provided, however, that if Toll Brothers, Inc. or such Guarantor or Toll Brothers Finance, as applicable, asserts in writing that such Guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (A) such written assertion is accompanied by an opinion of counsel of each of Toll Brothers Finance, Toll Brothers, Inc. and such Guarantor to the effect that, as a matter of law, the defect or defects rendering such Guarantee unenforceable can be remedied within 10 days of the date of such assertion, (B) each of Toll Brothers Finance and Toll Brothers, Inc. delivers an officers’ certificate to the effect that Toll Brothers, Inc., such Guarantor or Toll Brothers Finance, as applicable, represents that such defect or defects shall be so remedied within such 10-day period, and (C) such defect or defects are in fact so remedied within such 10-day period; and

(6) certain events of bankruptcy, insolvency or reorganization involving us, Toll Brothers, Inc. or any Significant Subsidiary.

Toll Brothers Finance may cure any Event of Default that relates exclusively to a Guarantor other than Toll Brothers, Inc. to the extent such Guarantor is released from its Guarantee to the extent permitted by the provisions of the Indenture.

The Indenture provides that if an Event of Default (other than an Event of Default described in clause (6) above) shall have occurred and be continuing, either the Trustee by notice to Toll Brothers Finance and Toll Brothers, Inc., or the holders of at least 25% in aggregate principal amount of Senior Notes then outstanding by notice to Toll Brothers Finance, Toll Brothers, Inc. and the Trustee, may declare the principal amount of all the Senior Notes and interest, if any, accrued thereon to be due and payable immediately. If an Event of Default with respect to Toll Brothers Finance, Toll Brothers, Inc. or any Significant Subsidiary specified in clause (6) above occurs, all amounts due and payable on the Senior Notes will become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee, Toll Brothers Finance, Toll Brothers, Inc. or any holder. Holders of a majority in principal amount of the then outstanding Senior Notes may rescind an acceleration with respect to the Senior Notes and its consequence (except an acceleration due to nonpayment of principal or interest on the Senior Notes) if the rescission would not conflict with any judgment or decree and if all past Events of Default have been cured or waived.

No such rescission shall extend to or shall affect any subsequent Event of Default, or shall impair any right or power consequent thereon.

The Trustee, subject to the duty of the Trustee during default to act with the required standard of care, is entitled to be indemnified by the holders of the Senior Notes before proceeding to exercise any right or power under the Indenture at the request of the holders of the Senior Notes. The Indenture also provides that the holders of a majority in principal amount of the outstanding Senior Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

No holder of Senior Notes has any right to institute any proceeding with respect to the Indenture or pursue any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Senior Notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes shall have made written request, and offered indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee to pursue the remedy, (3) the Trustee shall have failed to comply with the request for 60 days after its receipt of such notice and offer of indemnity and (4) no written request inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority in aggregate principal amount of the outstanding Senior Notes under the Indenture. However, any right of a holder of Senior Notes to receive payment of the principal of and any interest on the Senior Notes on or after the dates expressed in the Senior Notes or to bring suit for the enforcement of any such payment on or after such dates shall be absolute and unconditional and shall not be impaired or affected without the consent of such holder.

The Indenture contains a covenant that Toll Brothers Finance and Toll Brothers, Inc. each will file with the Trustee within 120 days after the end of their respective fiscal years, a certificate as to the absence of any Default or specifying any Default that exists.

Modification and Waiver

Toll Brothers Finance and the Trustee, with the written consent of the holders of at least a majority of the principal amount of the outstanding Senior Notes affected by the amendment, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Senior Notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding Senior Note affected by the supplemental indenture, among other things:

(1) change the final maturity of the Senior Notes, or reduce the rate or extend the time of payment of interest on the Senior Notes, or reduce the principal amount of the Senior Notes, or impair the right to institute suit for payment of the Senior Notes;

(2) reduce the percentage of Senior Notes, the consent of the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults under the Indenture and their consequences provided in the Indenture or any other covenant or provision;

(3) modify any of the provisions regarding the modification of the Indenture, waivers of past Defaults or Events of Default in the payment of principal of, premium if any, or interest on any of the Senior Notes and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Notes affected thereby;

(4) alter the provisions (including related definitions) with respect to redemption of Senior Notes or Toll Brothers Finance’s duty to offer to purchase or redeem such Senior Notes pursuant to the resolutions authorizing the Senior Notes or the Indenture;

(5) modify the ranking or priority of the Senior Notes or the related Guarantees in a manner adverse to the holders of Senior Notes; or

(6) make any Senior Note payable at a place or in money other than that stated in the Senior Note.

The holders of a majority in principal amount of the outstanding Senior Notes may, on behalf of the holders of all Senior Notes, waive any past Default under the Indenture relating to the Senior Notes without notice to any holder. However, without the consent of the holders of the Senior Notes affected, no amendment, supplement or waiver, including any waiver of past Defaults as permitted in the Indenture, will effect any of the actions contemplated by the immediately preceding clauses (1) through (6). Each series of debt securities issued under the Indenture will vote as a separate class.

Neither Toll Brothers Finance’s Board of Directors nor the Board of Directors of any Guarantor has the power to waive any of the covenants of the Indenture including those relating to consolidation, merger or sale of assets.

Toll Brothers Finance and the Trustee may modify or amend provisions of the Indenture, the Guarantees or the Senior Notes without notice to or the consent of any holder for any of the following purposes:

(1) to evidence the succession of another person to Toll Brothers Finance or any Guarantor under the Indenture, the Guarantees or the Senior Notes, respectively;

(2) to add to Toll Brothers Finance’s covenants or the covenants of any Guarantor for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon Toll Brothers Finance or such Guarantor by the Indenture;

(3) to add Events of Default for the benefit of the holders of the Senior Notes;

(4) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no outstanding Senior Notes;

(5) to secure any Senior Notes or Guarantees under the Indenture;

(6) to establish the form or terms of the senior notes or Guarantees of any new series;

(7) to add Guarantors;

(8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(9) to close the Indenture to authentication and delivery of additional series of senior notes;

(10) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Senior Notes, provided that such action shall not adversely affect the rights of the holders of the Senior Notes;

(11) to remove a Guarantor with respect to any Senior Notes which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Guarantee;

(12) to cure any ambiguity, omission, defect or inconsistency in the Indenture, provided that such action does not adversely affect the interests of holders of the Senior Notes;

(13) to provide that specific provisions of the Indenture will not apply to a series not previously issued under the Indenture;

(14) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes; and

(15) to make any other change that does not adversely affect the interests of holders of the Senior Notes.

Defeasance Provisions

Defeasance and Discharge. The Indenture provides that Toll Brothers Finance will be discharged from any and all obligations with respect to the outstanding Senior Notes (except for certain obligations to register the transfer or exchange of the Senior Notes, replace stolen, lost, destroyed or mutilated Senior Notes, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money in U.S. Dollars, U.S. government obligations or a combination thereof which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on, and any mandatory sinking fund payments with respect to, the outstanding Senior Notes on the stated maturity date of the payments in accordance with the terms of the Indenture and the Senior Notes. This type of discharge may only occur if Toll Brothers Finance deliver to the Trustee an opinion of counsel to the effect that there has been a change in applicable federal income tax law or Toll Brothers Finance have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In order to be discharged the deposit of cash in U.S. Dollars and/or U.S. government obligations will not result in a Default under the Indenture, or constitute a default under any material instrument to which Toll Brothers Finance, Toll Brothers, Inc. or any of the Subsidiaries is a party or by which they or any of their property are bound. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the Senior Notes has occurred and is continuing on the date cash in U.S. Dollars and/or U.S. government obligations are deposited in trust and other conditions specified in the Indenture are satisfied. The term “government obligations” means securities of the government which issued the currency in which the Senior Notes are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.

Defeasance of Certain Covenants. The Indenture also provides that Toll Brothers Finance may omit to comply with certain covenants described above under “Certain Covenants” and “Consolidation, Merger and Sale of Assets” with respect to the Senior Notes if Toll Brothers Finance comply with the following conditions and the Senior Notes shall thereafter be deemed not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of the holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under the Indenture. In order to exercise this option, Toll Brothers Finance will be required to deposit with the Trustee money in U.S. Dollars, U.S. government obligations or a combination thereof which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the outstanding Senior Notes on the stated maturity date of the payments in accordance with the terms of the Indenture and the Senior Notes. In order to be discharged, the deposit of cash and/or government obligations must not result in a Default under the Indenture, or constitute a default under any material instrument to which Toll Brothers Finance, Toll Brothers, Inc. or any of the Subsidiaries is a party or by which they or any of their property are bound. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the Senior Notes has occurred and is continuing on the date cash and/or government obligations are deposited in trust and other conditions specified in the Indenture are satisfied. Toll Brothers Finance will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Senior Notes to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.

Covenant Defeasance and Events of Default. In the event Toll Brothers Finance exercise its option to effect covenant defeasance with respect to the Senior Notes and the Senior Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the senior notes of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the Senior Notes at the time of the acceleration resulting from such Event of Default. However, Toll Brothers Finance will remain liable for such payments.

Governing Law

The Indenture, the Senior Notes and the Guarantees are governed by the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon is the trustee under the Indenture pursuant to which the Senior Notes were issued and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which Toll Brothers Finance is the issuer.

Global Notes and Book-Entry System

The Senior Notes were issued in the form of one or more registered notes in global form, without interest coupons. Such global notes were deposited on the issue date either with DTC and registered in the name of Cede & Co., as nominee of DTC, or remained in the custody of the Trustee under the Indenture pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. Beneficial interests in the global notes may not be exchanged for certificated notes except in the circumstances described below. All interests in global notes may be subject to the procedures and requirements of DTC.

The Indenture provides that, if the Depository notifies Toll Brothers Finance that it is unwilling or unable to continue as depository for the global notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and Toll Brothers Finance do not appoint a successor depository within 90 days, or if there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Senior Notes, then Toll Brothers Finance will issue certificated notes in exchange for the global note. In addition, Toll Brothers Finance may at any time and in its sole discretion determine not to have the Senior Notes represented by a global note and, in such event, will issue certificated notes in exchange for the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of certificated notes equal in principal amount to its beneficial interest and to have the certificated notes registered in its name. Toll Brothers Finance expect that instructions for registering the certificated notes would be based upon directions received from the Depository with respect to ownership of the beneficial interests in a global note.